Amendment

to

Fund Accounting Agreement

This Amendment (the “Amendment”), dated as of August 29, 2018, amends and revises the Fund Accounting Agreement, dated August 19, 2015, (the “Agreement”) between Ultimus Managers Trust, a Delaware statutory trust (“Trust”), and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the State of Ohio (“Ultimus” and collectively with the Trust, the “Parties”)

WHEREAS, the Parties entered into the Agreement with respect to the Alambic Mid Cap Growth Plus Fund, Alambic Mid Cap Value Plus Fund, Alambic Small Cap Growth Plus Fund, and Alambic Small Cap Value Plus Fund; and

WHEREAS, the Parties desire to amend and revise the Agreement to update and revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Section 1(d)(ii)(B) of the Agreement is deleted and replaced with the following:

(B) the Trust’s reports with the SEC on Form N-CEN, Form N-Q, Form N-SAR, Form N-CSR and Form N-PORT, as applicable;

2.    Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first above written.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:	/s/ David R. Carson	By:	/s/ Gary R. Tenkman
Name:	David R. Carson	Name:	Gary R. Tenkman
Title:	President	Title:	President